BLOCKCHAIN CONSULTING GROUP, LLC

Continuing Disclosure Undertaking

RECITALS:

This Continuing Disclosure Undertaking (the "Undertaking") is executed and delivered, on March 6, 2020, by Blockchain Consulting Group, LLC ("BCG") in connection with the offer and sale by the Authority of a total of 4,000,000,000 Digital Assets including Securities and Non-Securities financial instruments, namely, 1,000,000,000 DAK Securities Coins offered at $0.10 per Coin and 3,000,000,000 Non-Securities DAK Utility Tokens offered at $0.10 per Token (collectively, the "DAK Units") (the "Offering").

Pursuant to an Internet Technology and Licensing Agreement, BCG has been hired by the Authority to create, integrate and operate all the software necessary to enable and utilize the DAK Utility Token within the Tribe's governmental and internal business infrastructure, as well as to manage the DAK Securities Coin's creation, issuance, closing, and trading on behalf of, and as agent of the Authority.

The DAK Securities Coin is being issued and offered under the terms of a Form S-1 Registration Statement dated March 6, 2020, as may be amended, and the Dakota Coin Authority Initial Coin Offering Prospectus dated March 6, 2020, as may be amended (the "Prospectus"), and the DAK Units are being issued and offered by virtue of the powers and attributions prescribed in Title 32 of the Flandreau Santee Sioux Tribe Law and Order Code.

Therefore, BCG covenants, undertakes and agrees as follows:

1. **Purpose of this Undertaking.** This Undertaking is being executed and delivered by BCG for the benefit of the Authority, the Holders, both registered and beneficial, of the issued DAK Units, the SEC, and the Participating Underwriters as defined below (the "Beneficiaries of the Undertaking"). This Undertaking is enforceable by the Beneficiaries of the Undertaking as further provided in Section 10 of this Undertaking.

2. **Definitions.** Initially capitalized terms used but not otherwise defined in this Undertaking have the same meanings given them in the Prospectus. In addition, the following terms have the following meanings:

   (a) "Authority" shall mean the Dakota Coin Authority, a body politic of the Flandreau Santee Sioux Tribe of South Dakota, created pursuant to this title.

   (b) "DAK Securities Coin" shall mean digital currency developed and controlled by the Authority, registered under the Securities Act of 1933 and thus, treated and regulated as a security.

   (c) "DAK Utility Token" shall mean digital currency developed and controlled by the Authority, to be offered and used exclusively as form of exchange within the environment of the Tribe.

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(d) "DAK Units" shall mean the DAK Securities Coin and / or the DAK Utility Token.

(e) "Material Event" shall mean any one or more of the events described in Section 3(B) hereof.

(f) "Participating Underwriter" shall be a securities broker dealer registered with the U.S. Securities & Exchange Commission ("SEC") and shall have executed an Underwriting agreement with the Authority to serve in the capacity of an underwriter in connection with the offering of the DAK Securities Coin.

(g) "Tribe" shall mean the Flandreau Santee Sioux Tribe of South Dakota.

3. Undertaking: Continuing Disclosure.

BCG undertakes and covenants to provide, disclose and deliver to the Beneficiaries of the Undertaking certain material information, including, but not limited to, disclosure of material events that may affect the operations, control and management of the Authority, the Offering, and the accuracy of future disclosure reporting to the SEC and to make such information publicly available within the timeframes imposed upon Registrants pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended.

A. DAK Unit Ownership Reports.

1. If at any time a member of BCG shall acquire a DAK Unit (an "Acquirer"), such Acquirer shall report the acquisition to BCG's president, and BCG shall within ten (10) days of receipt of such notice shall report to the Authority the name of the Acquirer, amount of DAK Unit acquired, and the mailing address of the Acquirer.
2. Conversely, if any Acquirer divests himself or herself of a DAK Unit, the Acquirer shall report the divestiture to BCG's president, and BCG shall within ten (10) days of receipt of such notice shall report to the Authority the name of the Acquirer and the amount of DAK Unit divested.

B. Reporting of Material Events to Authority.

Within 4 days that a manager of BCG learns of the occurrence of any event identified below (a "Material Event"), BCG shall report such Material Event to the Authority:

1. Regulatory changes or actions may alter the nature of an investment in the Authority or restrict the use of cryptocurrencies in a manner that adversely affects the business, prospects or operations of the Authority and/or the Tribe;
2. Regulatory opinion and ruling that the DAK Utility Token is to be treated as a security under the Securities Act of 1933, as amended;
3. Hacking by malicious third parties of the DAK Units' code, correspondent blockchain network, or Ethereum Blockchain network;

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4. Errors in DAK Units' code, correspondent blockchain network, or Ethereum Blockchain network that may disable some functionality for Holders and / or expose holder's information;
5. Access to DAK Units restricted by cybercrime (such as a denial of service attack) against a service at which the Authority or Holders maintain a hosted online wallet;
6. Initial Dissolution or Liquidation proceedings of Blockchain Consulting Group, LLC;
7. The consummation of a merger, consolidation or acquisition involving Blockchain Consulting Group, LLC or the sale of all or substantially all of the assets of BCG, other than in the ordinary course of business, the entry into a definitive agreement to undertake such an action or the termination of a definitive agreement relating to any such actions, other than pursuant to its terms, if material;
8. Hacking or other malicious activities perpetrated to Blockchain Technology Consulting Group, LLC;
9. Increase or decrease of the incentive payments required to complete transactions on the Ethereum blockchain;
10. Creation and passing of laws, regulations or guidance domestically and abroad, that may affect the permissibility of the DAK Units, the permissibility of Blockchain, Ethereum Blockchain, the transferability, trading, and exchange of DAK Units and other Cryptocurrencies in general;
11. The entry into a definitive agreement with an Indian tribe to provide services pertaining to blockchain-based securities or utility token offerings or platform services, or the termination of a definitive agreement relating to any such actions, other than pursuant to its terms, if material;
12. The entry into a definitive agreement with a platform or exchange of blockchain-based securities or utility tokens to provide listing or trading privileges or services pertaining to blockchain-based securities or utility token offerings or platform services, or the termination of a definitive agreement relating to any such actions, other than pursuant to its terms, if material;
13. The licensing by BCG or any of its managers or employees by a regulatory authority;
14. The filing of any civil, criminal, or administrative action against BCG and/or its members, employees, or managers; or
15. Adverse tax opinions, the issuance by the Internal Revenue Service of proposed or final determinations of taxability, or other material notices or determinations with respect to the tax status of the Offering, or other material events affecting the tax status of the Offering.

4. **Management Discussions of Items disclosed in Annual Reports, Quarterly Reports, or as Material Events.**

If any item required to be disclosed in the Reports or Material Events under Section 3 would be misleading without further discussion, the Board shall additionally provide a statement clarifying the disclosure in order that the statement made will not be misleading in light of the circumstances in which it is made.

5. **Termination of reporting obligation.**

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BCG's obligations under this Undertaking will terminate upon the termination of the Internet Technology and Licensing Agreement entered into with the Authority on December 9, 2019, or upon the Authority's termination of its reporting obligations with the SEC, whichever event comes first.

6. **Amendment; Waiver.**

Notwithstanding any other provision of this Undertaking, BCG may amend this Undertaking, and any provision of this Undertaking may be waived, if such amendment or waiver is made in writing with the Authority.

7. **Failure to disclose.**

In the event of a failure by BCG to comply with any provision of this Undertaking, the Beneficiaries of the Undertaking may seek specific performance by court order to cause BCG to comply with its obligations under this Undertaking.

8. **Additional Information.**

Nothing in this Undertaking shall be deemed to prevent BCG from disseminating any other information to the Authority, in addition to that which is required by this Undertaking.

9. **Beneficiaries.**

This Undertaking shall inure solely to the benefit of the Authority, the Tribe, the SEC, the Participating Underwriters, if any, and registered and beneficial owners (Holders) from time to time of the DAK Units and shall create no rights in any other person or entity.

10. **Governing Law.**

This Undertaking shall be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the Board has executed and delivered this Continuing Disclosure Undertaking as of the date first above written.

BCG Manager Signatures:

[signature]	[signature]
Peter Nguyen	Fraid Khalili Khaliti
CEO	Chairman